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                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

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[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                       WEST COAST REALTY INVESTORS, INC.
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                (Name of Registrant as Specified In Its Charter)

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                        WEST COAST REALTY INVESTORS, INC.
                     5933 W. CENTURY BOULEVARD, NINTH FLOOR
                          LOS ANGELES, CALIFORNIA 90045


                               September 12, 2001

DEAR SHAREHOLDER:

OF PARTICULAR IMPORTANCE IS THE NEED TO COMPLETE, SIGN AND RETURN THE "PINK" PROXY BALLOT INCLUDED IN THIS PACKAGE OF INFORMATION IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING ON OCTOBER 2, 2001. WE CANNOT CONDUCT BUSINESS WITHOUT YOUR VOTE SO WE URGE YOU TO RETURN YOUR PROXY BALLOT AS SOON AS POSSIBLE.

I am pleased to announce that West Coast Realty Investors, Inc. has a new Board of Directors and a new Management Team in place effective August 22nd 2001, and we have moved into September with favorable expectations for the real estate markets during tough times in the financial markets.

First and foremost, the new Board of Directors appreciates the importance of increasing shareholders' long-term returns through the value appreciation of the common stock, and the payments of dividends. As your newly elected President and CEO, I will keep this vision in mind as we implement our initial strategy by (1) preparing to sell all non-strategic assets in our portfolio, and (2) planning for the transition to become a self-administered and self-managed equity REIT in the near future. Our business plan is now focused exclusively on managing, acquiring and owning industrial and suburban office properties in markets within the Western United States.

I am honored to lead the new Board of Directors, which includes a senior executive from a national lending institution, a well-known and nationally regarded real estate expert, and two representatives of Associated Securities Corp. We believe that the Company will benefit from (1) the experience, knowledge, and energy of the new management team, (2) its relationships with lenders, real estate brokers, and investment sources, and (3) its ties to property owners and REIT executives.

We will work to increase cash flow from existing Properties by (1) refinancing certain loans, (2) reducing costs associated with property management and other services, and (3) resolving "problem asset" challenges within the current portfolio.

We will consider the merits of enhancing our Company's shareholder customer service by contracting with Mellon Bank Advisory Services, the largest transfer agency in the country. The passion and the purpose of our business must include keeping our investors informed and satisfied.

We will begin to search out individual asset acquisitions and portfolio-merging opportunities in specific markets, particularly those experiencing above average economic growth with supply-side constraints. Certain California markets have grown to become larger diversified economic bases as jobs have moved into the suburbs, attracting a well-trained and well-educated work force.

Finally, we will support the prospects of increasing liquidity for our shareholders, and we will study the alternatives for the Company to become publicly traded on the NASDAQ or the AMEX.

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As I write this letter we are stunned by the horrible tragedy in our country that will probably contribute to the anticipated slow down in the U.S. economy over the next several months. Fortunately, I believe we are positioned to endure this overall lull in the economy, and we will be prepared to participate in real estate investment opportunities as they arise this coming year.

On behalf of the new Board of Directors, I would like to extend a special thanks to those representatives who participated in the planning stages of our expansion program. We hope you will join us at the Annual Meeting in Los Angeles on October 2, 2001.

Thank you for your continued support of West Coast Realty Investors, Inc.





                                    Very truly yours,

                                    /s/ Allen K. Meredith

                                    Allen K. Meredith
                                    President and Chief Executive Officer, and
                                    Chairman of the Board of Directors